Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended December 31, 2012 of Teck Resources Limited of our report dated February 20, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Annual Report.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140184 and 333-170840) and Form F-10 (File Nos. 333-182478 and 333-182478-01) of our report referred to above.  We also consent to reference to us under the heading “Experts” in the Registration Statement on Form F-10.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, BC
March 8, 2013